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                                  EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


     We consent to the reference to our firm under the captions "Experts" and "Selected Consolidated Financial Data" and to the use of our report dated January 29, 1999, except for Notes 2 and 8, as to which the date is April 30, 1999, with respect to the financial statements of SalesLogix Corporation included in Amendment No. 4 to the Registration Statement (Form S-1) and in the related Prospectus of SalesLogix Corporation for the registration of shares of its common stock.


     Our audit also included the financial statement schedule of SalesLogix Corporation listed in Item 16(b). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ ERNST & YOUNG LLP

Phoenix, Arizona

May 20, 1999